EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor:	Media:	Company:
Doug Sherk	Steve DiMattia	Jim Klingler, CFO
dsherk@evcgroup.com	sdimattia@evcgroup.com	IR@nasmedical.com
or	(646) 277-0786	(818) 734-8600
Jennifer Beugelmans
jbeugelmans@evcgroup.com
(415) 896-6820

NORTH AMERICAN SCIENTIFIC RECEIVES
NOTICE OF NON-COMPLIANCE FROM NASDAQ

Chatsworth, CA - May 1, 2006— North American Scientific, Inc. (Nasdaq: NASI) today announced that it received a notice from The Nasdaq Stock Market (“Nasdaq”) dated April 28, 2006 indicating that the Company does not comply with the minimum $10 million stockholders’ equity requirement under Maintenance Standard 1 for continued listing on The Nasdaq National Market set forth in Marketplace Rule 4450(a)(3). In addition, the Company does not comply with the alternate minimum $50 million market value of listed securities requirement under Maintenance Standard 2 for continued listing on The Nasdaq National Market.

As a result of the Company’s noncompliance, the Company’s common stock is subject to delisting from The Nasdaq National Market at the opening of business on May 9, 2006 unless the Company requests a hearing with a Nasdaq Listing Qualifications Panel to appeal such delisting. The Company intends to make such an appeal. A request for a hearing will stay the delisting action pending the issuance of a written determination by a Nasdaq Listing Qualifications Panel. The Company’s common stock will remain quoted on The Nasdaq National Market pending the outcome of the appeal under its current symbol “NASI”.

While the Company is working diligently to meet the minimum stockholders’ equity requirement as promptly as possible, the Company can provide no assurances that a Nasdaq Listing Qualifications Panel will grant the Company’s request for continued listing on The Nasdaq National Market. As an alternative, the Company is considering listing its common stock on The Nasdaq Capital Market where it believes it currently meets the listing requirements.

About North American Scientific

North American Scientific is a leader in radiation therapy products and services in the fight against cancer. Its innovative products provide physicians with a set of tools for the treatment of various types of cancers. They include radioisotope-based brachytherapy seeds, used primarily in the treatment of prostate cancer, marketed under the trade name Prospera®; Intensity Modulated Radiation Therapy (IMRT); and Image Guided Radiation Therapy (IGRT). IMRT allows an escalated radiation dose to be delivered to a tumor while limiting exposure and damage to nearby healthy tissue. The Company's principal IMRT products are marketed under the trade names PEACOCK® and CORVUS. The Company's IGRT products, BAT®, BATCAM™ and nTRAK™ provide fast and accurate targeting and localization of a treatment volume on a daily basis. Over 500 hospitals and research sites worldwide are equipped with the Company's clinically proven PEACOCK, CORVUS (our proprietary treatment planning software), BAT, BATCAM, and ancillary treatment solutions. Please visit www.nasmedical.com for more information.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, the impact of competitive products and pricing, technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.